EXHIBIT 10.17

                         DEFERRED C0MPENSATION AGREEMENT

       THIS AGREEMENT is made and entered into in the City of New York, State of New York, this 31st day of July, 1989, by and between Scholastic Inc., a New York corporation ("Scholastic"), and Ernest Fleishman, an individual residing in the State of Connecticut ("Employee").

       This Agreement is being entered into between the parties in connection with the commencement of the employment of the Employee by Scholastic. The parties desire to provide for certain elective deferrals of salary by the Employee on the terms and conditions herein set forth.

       IN CONSIDERATION of the foregoing and the mutual agreements herein, the parties agree as follows:

       1. An amount of salary which but for this Agreement would be payable to the Employee for his services performed for Scholastic on and after the date of this Agreement and prior to the Initial Disbursement Date (as such term is defined by Paragraph 5 hereof) shall instead be credited to an Account (as such term is defined by Paragraph 7 hereof).

              The Account shall be credited with the salary so deferred at the annual rate of $25,000 per annum in level amounts at the end of each regular pay period of Scholastic during which the Agreement remains in effect.

              On the first day of each year after the date of this Agreement, Scholastic shall credit to the Account as interest an additional amount at the rate equal to the average 30 year treasury bonds as of the last day of each month of the preceding year as reported in THE NEW YORK TIMES multiplied by the average monthly balance of the account during the preceding year. (See attached example.)

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       2.     Payment under the terms of this Agreement of salary and additional amounts credited to the Account as interest shall not commence until the Initial Disbursement Date and shall be made in quarterly installments over a fifteen
(15)  year  period  following  the  Initial   Disbursement   Date.  The  Initial
Disbursement Date shall be the Employee's retirement date, date of termination from Scholastic, or at any other subsequent time chosen by Employee.

              The amount of each quarterly installment shall be computed by dividing the balance of the Account (including interest) by the number of installments remaining under the Agreement.

       3. In the event of the death of the Employee while there remains unpaid any portion of the Account, the unpaid balance of the Account shall be paid in a lump sum to Employee's executors or administrators as soon as practicable.

       4. No amounts credited to the Account and no payments to be made hereunder may be assigned, sold, transferred, pledged, charged, commuted, encumbered or otherwise alienated by Employee, to the extent permitted by law, and no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claims against the Employee. In no event will Employee have the right to recover any amounts of salary credited to the Account otherwise than in accordance with this Agreement.

       5. In the event that the Employee incurs a hardship, Scholastic, in its sole discretion, may revise the payment schedule. Such hardship must have been caused by accident, illness, or event beyond the control of the Employee, and Scholastic shall revise the payment schedule only to the extent reasonably necessary to eliminate the hardship.

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              Scholastic  also reserves the right,  in its sole  discretion,  to accelerate payment for any other reason, and in such event Scholastic shall revise the payment schedule as previously established.

       6. This Agreement will be effective for salary payable for the 1989 calendar year and for subsequent calendar years unless the Employee revokes or modifies such Agreement by written notice to Scholastic prior to December 31 of a calendar year, effective as of January 1 of the following year.

       7. "Account" means a bookkeeping entry maintained by Scholastic of the amounts of salary deferred hereunder, additions credited thereon, and installments paid under this Agreement. The use of the word "Account" does not contemplate or imply any segregation by Scholastic of any monies or their assets, nor shall it be deemed to mean that any amount credited to the Account is the property of Employee. The right of the Employee to receive amounts deferred under this Agreement shall be no greater than the rights of an unsecured general creditor against the assets of Scholastic. Nothing contained in this Agreement and no action taken pursuant to its provisions shall in any way be deemed to create a trust of any kind or a fiduciary relationship between Scholastic and the Employee and no assets of Scholastic shall be subject to any prior claim by the Employee or his beneficiary to assure payment of amounts deferred under this Agreement. All payments under this Agreement shall be paid in cash from the general funds of Scholastic.

       8. This Agreement shall be binding upon and inure to the benefit of the Employee and Scholastic and their respective successors and assigns. This Agreement contains the full understanding of the parties

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with respect to its subject matter and may not be modified or amended, except by a written agreement executed by both parties. This Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New York.


       IN WITNESS WHEREOF, the parties to this Agreement have subscribed their names.

       Executed in duplicate, this 31st day of July, 1989.

                                        SCHOLASTIC INC.

                                        By /s/ Richard Robinson
                                        -----------------------
                                        Name:  Richard Robinson
                                        Title: President

                                        /s/ Ernest B. Fleishman
                                        -----------------------
                                        Employee

FLEISHMN/F


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